AMENDMENT NO. 3 TO LOAN AGREEMENT

AMENDMENT AGREEMENT (this "Amendment"), made as of May 14, 2001, between:

AMSOUTH BANK, an Alabama banking corporation (the "Bank"), with an office at 350 Park Avenue, New York, New York 10022, and CHYRON CORPORATION, a New York corporation (the "Borrower"), with its principal place of business at 5 Hub Drive, Melville, New York 11747.

WITNESSETH:

WHEREAS:

(A) The Bank and the Borrower entered into a loan agreement, dated as of March 29, 1999, pursuant to which the Bank made available to Borrower a total credit facility of up to Twelve Million Dollars ($12,000,000) (such agreement, as amended by the amendments described in paragraphs (B) and (C) below, referred to hereinafter collectively as the "Loan Agreement");

(B) A letter amendment dated November 8, 2000 was signed by and between the Bank and the Borrower, which, among other things, amended section 7.3 of the Loan Agreement to add a new section 7.3(iv) with the former section 7.3(iv) becoming new section 7.3(v):

(C) An amendment dated March 26, 2001 was signed by and between the Bank and the Borrower pursuant to which the Loan Agreement was amended to permit the Borrower to purchase all of the capital stock of Interocity Development Corporation and certain shares of common stock of Video Technics, Inc.;

(D) The Borrower and the Bank wish to further amend the Loan Agreement as set forth herein; and

(E) Any capitalized terms not defined herein shall have the meanings ascribed thereto in the Loan Agreement. References to Sections and Subsections, unless otherwise indicated, are references to Sections and Subsections of the Loan Agreement.

NOW, THEREFORE, the parties hereto hereby agree as follows:

Article 1 Amendment to the Loan Agreement.

Section 1.1 Incorporation By Reference.

This Amendment shall be deemed to be an amendment to the Loan Agreement and shall not be construed in any way as a replacement or substitution therefor. All of the terms and provisions of this Amendment are hereby incorporated by reference into the Loan Agreement as if such terms and provisions were set forth in full therein.

Section 1.2 Definitions. Section 1 (Definitions) of the Loan Agreement is amended as follows:

(a) The definition of the term "Blocked Account" is added after the definition of "Agreement" as follows:

"Blocked Account" shall mean the Blocked Account established for the benefit of the Bank pursuant to the Three-Party Blocked Account Service Agreement among the Borrower, the Bank and Fleet National Bank dated November 1, 2000.

(b) The definition of the term "Borrowing Base" is amended by deleting the language after clause (c) of the definition in its entirety and replacing it with the following:

"the lesser of (i) $1,616,000.00 or (ii) twenty-two percent (22%) of the value of the Borrower's Eligible Inventory from time to time on hand, provided, however, that in the event Borrower's accounts receivable suffer dilution of 15% percent or more, as determined by the Bank in its sole discretion, Bank reserves the right to unilaterally alter the advance rate specified in (a) and (b) above."

(c) The definition of the term "Collateral Management Fee" is amended by deleting the reference to "$20,000" and replacing it with "$25,000." Such amendment will be effective as of April 1, 2001, and will require the Borrower's payment of $5,000 to the Bank simultaneously with the execution of this Amendment.

(d) The definition of the term "Collections" is added after the definition of the term "Collateral Management Fee" as follows:

"Collections" shall mean all cash, notes, instruments, and other items of payment (including, without limitation, insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

(e) The definition of the term "Prime Spread" is hereby amended to read in its entirety as follows:

"Prime Spread" shall mean the Prime Rate plus one percent (1%).

(f) The definition of the term "Termination Date" is hereby amended by deleting the reference to "March 31, 2002" and replacing it with "March 31, 2003."

Section 1.3. Amendment to Section 2.1

Section 2.1 of the Loan Agreement (Revolving Credit Commitment) is amended, by deleting the phrase "$12,000,000.00 less the then outstanding Term Loan balance" appearing in clause (i) of the fifth line of section 2.1 and replacing it with "$5,272,000" and by deleting the reference to "$3,750,000.00" in the last sentence of Section 2.1 and replacing it with $1,616,000.00."

Section 1.4. Amendment to Section 2.4

Section 2.4. of the Loan Agreement (Procedure for Borrowings) is amended by inserting the following sentence immediately prior to the first sentence of Section 2.4:

"Borrower shall remit all Collections, including, but not limited to, all proceeds of Accounts, to the Blocked Account and all deposits into the Blocked Account shall be transferred to the Bank's account identified in the Blocked Account Agreement and in manner provided for by the Blocked Account Agreement."

Section 1.5. Amendment to Section 5.2(c)

Section 5.2(c) of the Loan Agreement is hereby amended in its entirety as follows:

"Deliver to the Bank (i) an accounts receivable aging schedule reflecting aging of receivables from invoice date promptly upon the request of the Bank and monthly (not later than 20 days after the last day of each month) covering the period ending the last day of the immediately preceding month; and (ii) a weekly Borrowing Base Certificate not later than Wednesday of each week reflecting the Borrowing Base as of the end of the immediately preceding week.

Section 1.6 Amendment to Section 6.1

Section 6.1(a) of the Loan Agreement (Minimum Cumulative EBIT ) is amended by deleting the reference to "and thereafter" under the column labeled "Period" and the reference to "2,000,000" under the column labeled "Minimum EBIT" and replacing it with following:

Period	Minimum EBITDA
Q-1 2001	($3,200,000.00)
Q-2 2001	($2,400,000.00)
Q-3 2001	($1,600,000.00)
Q-4 2001	($1,450,000.00)
Q-1 2002	Minimum EBIT
and thereafter	$2,000,000.00

Section 6.1(a) is further amended by adding the following sentence after the above stated insert:

"Any adjustment to earnings which may be required as a consequence of Borrower's write-down related to, or restructuring of, its Interocity Development Corporation subsidiary, shall not be included in the calculation of Minimum EBIT or EBITDA under this Section 6.1."

Section 6.1(c) is renumbered as Section 6.1(b) and is amended by deleting the reference to $3,000,000 and replacing it with "$1,000,000."

Section 1.7 Elimination of Eurodollar Loans

Notwithstanding anything to the contrary set forth in the Loan Agreement, all Loans shall be Fluctuating Rate Loans and Borrower shall not have the right to convert any Fluctuating Rate Loan to Eurodollar Loan.

Article 2 Conditions to Effectiveness of this Amendment.

The effectiveness of this Amendment and the obligations of the Bank hereunder shall be subject to satisfaction of all of the following conditions, as determined by the Bank in its sole discretion.

(a) Representations and Warranties. The representations and warranties made by the Borrower herein or which are contained in any certificate, document or financial or other statement furnished by the Borrower or any Subsidiary at any time under or in connection herewith shall be correct in all material respects on and as of the borrowing date for such extension of credit to be made on such date.

(b) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing.

(c) Guaranty. The Bank shall have received the acknowledgment of Pro-Bel Limited that the guaranty by Pro-Bel Limited in favor of the Bank dated March 29, 1999 remains unmodified and in full force and effect with respect to the Loan Agreement, as amended hereby.

(d) Fees. Payment of the fees required pursuant to Sections 4.1 and 4.2 of this Amendment.

(e) Additional Matters. All other documents and legal matters in connection with the transactions contemplated by this Amendment shall be satisfactory in form and substance to the Bank and its counsel.

Article 3 Representations and Warranties.

Section 3.1 By Borrower's execution and delivery of this Amendment, Borrower hereby renews and remakes in favor of the Bank, as of the date hereof, all of Borrower's representations, warranties and covenants made in the Loan Documents, with the same effect as if they were made on and as of the date of this Amendment, other than any such representation or warranty which specifically relates to a specified prior date.

Section 3.2 Borrower hereby represents and warrants to the Bank that the execution, delivery and performance of this Amendment has been duly authorized by all necessary and proper action on the part of Borrower, and the execution, delivery and performance by Borrower of this Amendment (i) will not violate any provision of any applicable law or regulation or of any order, writ, judgment, injunction or decree of any governmental authority, (ii) will not violate any provisions of the certificate of incorporation or by-laws of Borrower, and (iii) will not violate any provision of, or constitute a default under, or result in the creation or imposition of any lien on any asset of Borrower pursuant to any contract, agreement or other undertaking to which the Borrower is a party or which is binding upon any of the Borrower, or upon any of Borrower's assets.

Article 4 Fees.

Section 4.1 Amendment Fee and Collateral Monitoring Fee

Borrower shall pay the Bank an amendment fee of $15,000 and the $5,000 fee required by section 1.2(b) of this Amendment simultaneously with its execution of this Amendment.

Section 4.2 Counsel Fees.

Borrowers shall pay, simultaneously with its execution of this Amendment, the Bank's attorneys' fees and expenses (including, without limitation, the fees of any paraprofessionals) in connection with the preparation and execution of this Amendment and all prior amendments to the extent such any fees and expenses are outstanding in the amount of $2,500.00.

Article 5 Miscellaneous.

Section 5.1 All references in the Loan Agreement, and in all Loan Documents executed in connection therewith, shall be deemed to refer to the Loan Agreement as amended hereby.

Section 5.2 The Loan Agreement and all of the Loan Documents shall each be deemed amended, to the extent necessary, to give effect to the provisions of this Amendment.

Section 5.3 As specifically amended herein, the Loan Agreement and all Loan Documents shall remain in full force and effect in accordance with their respective terms.

Section 5.4 Borrower hereby warrants and represents that as of the date hereof, there are no offsets, counterclaims or defenses to its obligations and agreements as they exist as of the date hereof, in each case with respect to the performance of terms Borrower has been required to perform to date, or to the enforcement of the Bank's rights or remedies under the Loan Documents as they exist as of the date hereof and, if and to the extent any of the same exist, they are hereby waived in their entirety, it being acknowledged by each of the Borrower and the Guarantor that each of them has received good, valuable and sufficient consideration therefor.

Section 5.5 Subject to the provisions of the Loan Agreement, this Amendment shall be binding upon Borrower and its successors and assigns and shall inure to the benefit of the Bank and its successors and assigns.

Section 5.6 Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction or prohibited or unenforceable as to any person or entity shall, as to such jurisdiction, person or entity, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provisions in any other person or entity.

Section 5.7 This Amendment shall be construed, enforced and interpreted according to the laws of the State of New York without giving effect to its conflicts or choice of laws provisions.

Section 5.8 This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which counterparts when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

Section 5.9 Borrower and Bank hereby irrevocably waive all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Amendment or the Loan.

Section 5.10 With regard to all dates and time periods set forth or referred to in this Amendment, time is of the essence.

Section 5.11 This Amendment supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first above written.
CHYRON CORPORATION

By: /s/ Dawn Johnston
Name: Dawn Johnston
Title: CFO

AMSOUTH BANK

By: /s/ Barry S. Renow
Name: Barry S. Renow
Title:

The Guarantor hereby acknowledges that its Guaranty dated March 29, 1999 remains unmodified and in full force and effect with respect to the Loan Agreement, as amended by the foregoing Amendment to the Loan Agreement, without any offset, defense or counterclaim.

PRO-BEL LIMITED PRO-BEL LIMITED

By:/s/ I.R. Henderson
Name: I.R. Henderson
Title: CEO